PARK CITY GROUP

Moderator: David Mossberg

02-14-13/4:15 p.m. ET

Confirmation # 92438902

PARK CITY GROUP

Moderator: David Mossberg

February 14, 2013

4:15 p.m. ET

Operator:

Good day, ladies and gentlemen.  And welcome to the Park City Group’s second quarter 2013 earnings conference call.  At this time, all lines are in a listen only mode.  Later, we will conduct a question and answer session.  And instructions will be given at that time.  If anyone should require assistance during the conference, you may press star and a zero on your touch-tone telephone.  As a reminder, today’s conference call is being recorded.

I would now like to turn the call over your host, David Mossberg, the Investor Relations representative.  Please begin.

David Mossberg:

Thank you, (Shawn).  Before we begin, we will be referring to today’s earnings release, which can be downloaded from the Investor Relations page of the company’s website at parkcitygroup.com.

The conference call could contain forward-looking statements about Park City Group within the meeting of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current belief and expectation of Park City Group’s management and are subject to risk and uncertainties, which could cause actual results to differ from the forward-looking statements.

Such risks are more fully discussed in the company’s filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risk.

Park City Group does not assume any obligation to update the information contained in this conference call.  Throughout today’s conference call, we may be referring to both GAAP and non-GAAP financial results including the terms free cash flow, EBITDA, adjusted EBITDA, net debt, net income loss and earnings per share, which are – which are non-GAAP terms.

We believe these are – non-GAAP terms are useful financial measure for the company primarily because of the significant non-cash charges in our operating statement.  There is a reconciliation non-GAAP results in earnings release and on the Investor Relations section of the website.

Our speakers today will be Randy Fields, Park City Group’s Chairman and CEO; and Ed Clissold, Park City Group’s CFO.  Randy?

Randall Fields:

Is it really Randy that’s supposed to go first.  Or isn’t it Ed?

David Mossberg:

No, it’s you.

Randall Fields:

It is.  Normally, we would – what a great turnaround.  OK.  So you want me to talk.

I’m sorry, David.  I’m little bit miscued here.  You want me to talk about just all of my section and then give it to Ed.

David Mossberg:

Just a real quick intro.

Randall Fields:

Good.  So let me just say – in fact, I thought about a clever way to introduce the quarter.  For those of you who obviously read the press release, I think we used the word, record, probably 10 or 15 times.  It was obviously a great quarter.  It’s been a great first half.  And it is absolutely wonderful to be in my position and look around the business and what we have onboard and what lies ahead and feel very, very comfortable about the – how the next several years were unfold.

So I am personally very excited.  I want you to know that the team has executed absolutely wonderfully.  You’ve probably seen some new members to our board of directors, which are wonderful additions.  And the fact is we are actually now hitting on virtually all eight of our cylinders.  So good times.  I feel great about how we’re doing.  And I’m going to come back and give you some more detail after Ed gives you the summary of the quarter.

Edward Clissold:

Thanks, Randy.  Good afternoon, everyone.  And thank you for joining us on the call today.  My remarks will cover our consolidated operating results for our second fiscal quarter ended December 31.  I will also comment on certain cash flow and balance sheet items.  And then I’ll turn the call back over to Randy.

I’ll begin my comments by discussing topline revenue.  For the second quarter, subscription revenue increased 16 percent to $2 million, which was a record for the company.  Other revenue declined by $183,000 to $700,000 during the second quarter.  Comparisons in the other revenue category are made difficult due to its relative size and our decision to transition to a subscription-based recurring revenue model.  Overall, we expect contribution from other revenue has troughed, and it will remain at approximately 25 to 30 percent of overall revenue.

As a result, going forward, total revenue comparisons should more closely mirror that of subscription revenue; intermix with the occasional lumpiness of one-time license sales and consulting agreements.

Now, to operating expenses.  During the second quarter, total expenses were $2.7 million, which was essentially flat with the prior year, and up about 200,000 sequentially versus the September quarter.  Most of the sequential increase was related to the increase in sales in marketing expenses.  We added two account executives to our sales and marketing department.  We also had some additional expenses related to moving our corporate headquarters from Park City to Salt Lake City.

Going forward, our cost structure is fairly fixed.  And as we grow, the majority of our variable cost will be related to adding sales and marketing personnel.  So as a result, we should continue to see a significant portion of our incremental revenue fall to the bottom line, and earnings and cash flow should outpace topline growth.  Below the operating line, we have reduced our interest expense by 30 percent, which was related to the reduction in debt levels.

Now, touching on profitability for the fiscal second quarter, GAAP net loss applicable to common shareholders was approximately $353,000 compared to a net loss of 385,000 from the prior year.  We have considerable non-cash charges in our P&L.  So we also report our earnings on a non-GAAP basis.  And on that basis, we recorded net income of $352,000 or 3 cents per share versus $260,000 or 2 cents per share last year.

And now, our cash flows and financial position.  The company generated $591,000 in free cash flow during the fiscal second quarter, which is an increase of 43 percent over the same period last year.  On a year to date basis, free cash flow is up 141 percent.

As I mentioned earlier, we moved our headquarters from Park City to Salt Lake during that December quarter.  And we spent approximately $232,000 in leasehold improvements in the process of moving, which is excluded from the free cash flow calculation.

Maintenance CAPEX was $17,000 during the quarter, which is consistent with our normal CAPEX.  Going forward, our CAPEX needs will continue to range from $250,000 to $300,000 a year.

As of December 31, 2012, the company had a cash balance of approximately $1.1 million and a total debt balance of $2.4 million.  The year over year net debt balance decreased by $931,000 or 42 percent.

Overall, we expect our balance sheet will continue to improve throughout the balance of this year, will continue to use our cash flow to pay down our debt balance and buyback shares under our share repurchase authorization.

That concludes my review of the financials for the fiscal second quarter.  At this point, I will now turn the call back over to Randy.

Randall Fields:

Thank you, Ed.  OK.  So let me give you little more detailed and color on the quarter from a business perspective and not so much just the quarter but the six months and then what we see going forward.  I think my introduction pretty much gave you the tone of it.

There’s a whole variety of really significant things happening inside the business.  Oddly, let me tell you the one that has me most excited is that we’ve increasingly been able to quantify for our customers the level of return that they get from working with us.  So let me give you a couple of examples that we uncovered this quarter in the course of doing business, I think it (pertains) great things for us going forward.  And frankly, it is a little bit of horn blowing.  But nevertheless, as CEO, perhaps this is the thing that I’m most proud of.

I know for those of you who’d listened to these calls before, you’re probably used to my saying that in the world of Park City Group, we have this old fashioned view of how to do business.  It means putting our customers first.  Now, we really do believe that if we take care of our customers in a way that increases their sales and increases their profitability, they’ll take care of us.  We call it customer first is actually a name for it inside the business.

And what it really means from an account executive perspective and then frankly the entire business is take care of our customers, put their financial interest ahead of ours, help them make more money, and they will reward us.

So let me give you a couple of examples of how that’s worked for us in the last quarter.  One of the things we’ve begun to do is to quantify it for our customers, so it’s helpful for them to know.

Recently, we worked with one of our retailers who was renewing their contractual relationship with us.  And so they asked, and we worked and collaborated with their CFO on “how did the last several years look?”

And interestingly, although they had a relatively small number of spokes connected, just a handful, they had in fact achieved nearly $3 million – $3 million of net gain in their P&L.  They are a 70-store chain.  So they are tiny – relatively tiny retailer, $3 million.  And our total revenue from them over that same period of time was just around 200,000.

So the fact is when their CFO looked at this and validated it, he was absolutely thrilled.  And he was inclined to say, “I need to very much expand what we do with you and have” – he’s looking at a list of dozens of more spokes that he can connect with us.  In fact, we helped him identify nearly $10 million of additional gain that could be had with an aggressive effort on their part and our part.

And the fact is from a company culture perspective, that’s the most important thing that happens, is when we can show our customers that working with Park City Group is that substantial economic benefit for them.  Let me give you another one.

We have a supplier who is – not had the world’s best year or two.  And they just recently reported earnings.  It was in The Wall Street Journal, obviously, I’m not going to name them.  But this is an incidence where we are helping them identify nearly $7 million in reduction of cost, and they’re working with just one of our retailers – $7 million.  Let me give you an idea of the scale of that $7 million to them.

They just reported their annual net at $30 million.  So here is a company that can pick up in working more closely with Park City Group’s $7 million across an earnings base of $30 million.  But that is our business.  Our business is helping our customers to achieve what we think of our dramatic increases in their profitability in their sales.

It’s been a wonderful first half of the year.  As you know, we’ve shifted our focus over the last year toward larger and larger retailers.  We’ve certainly mentioned that.

You’re aware of the fact that we grew it outside of the supermarket industry into a new vertical.  And the fact is – and you saw probably recently in 8-K that we have now – we’re now in the process of initiating some level of relationship with one of the world’s largest retailers.  We believed in the course of the current quarter that we’re very far along conversations with yet another extremely large retailer.

Just those three increased the number of store doors with whom we would work by nearly 20,000 store doors, which by the way is five times larger than our current largest retailer.  So the fact is we have some very – we have some extraordinary opportunities to help our customers and share in their prosperity as we – as we moved them along hope in the next several years.

Our pipeline is deep.  It’s a – we’re becoming more and more affected as an organization.  And the kinds of successes that we won in expanding our services with our existing customers is expanding substantially.  I think next quarter; I’m going to have some more interesting things to tell you.  I don’t want to belabor it today.  But the fact is our expansion of the services that we offer to our customers is being very well received.  And I think we can have a fabulous story to tell you next quarter about that.

So we continue to be focused first on the profitability in sales of our customers that dictates that we go slowly and carefully with them.  But as we’ve said now several times as we are now dealing with larger customers, the revenue implications for that for us are frankly extraordinary.

So as we simply moved down the implementation path with the larger customers that we have in our – in our portfolio of relationships, you inevitably get a very substantial acceleration of our topline growth and our subscription revenue and obviously in every other measure.  But the trick continues to be taking care of our customers.

We have some great new hires.  I think the thing – inevitably, somebody says, “What keeps you awake at night, Randy?”  Well, aside from the fact that I’m old enough that I don’t sleep a lot anyway, what actually keeps me awake more than anything is just making sure that we continue to bring on a very high caliber person into the organization.

I think our market reputation has improved significantly in the last couple of years.  We’re getting inbound calls now.  In fact, one of the largest retailers in the world literally called us – and this is not a call I ever thought we’d get – and said, “We heard from one of your customers, one of your suppliers that you guys do an extraordinary job at some particular service and that you have this other capability as well.  Is that true?”  We said yes.  They said, “Come see us.”  We literally were there the next week.

So our market reputation is spreading.  And it’s because we take care of our customers.  And that it means that the caliber of person that we have to hire remains at a very high standard.  But we’re getting them.  We’re getting people who are proud to be part of this organization.

Another topic is food safety.  You know we’ve talked about that a lot.  And that continues to be simply wonderful.  The regulations are beginning to be put out into the public domain for conversation and discussion.  So it’s probably two to three years before they’re all locked in to the regulatory world.  But so far, there are 1,200 pages of additional proposed regulations around food safety.  And for our business, it’s absolutely wonderful.

It makes the world of – being in the global food supply chain more complex, more cumbersome and increases people’s liability and risks.  We are in the risk management business as it comes to food safety with our partner, Leavitt Partners.  And the interest in what we’re doing continues to grow.

We are accelerating our onboarding with our first wholesaler.  It is again going very, very well and about as pleased as I could be with that.  And it represents for us an extraordinary expansion of the addressable market that we have from a Park City Group perspective.  They become shared customers, and it will take us interestingly, it is my belief that by the end of this year, calendar year, that the ReposiTrack system will actually have more named customers in the Park City Group.  So in about 12 months, it will have gone from basically a startup to having more named customers.  Its revenue won’t be the size of Park City Group yet.  But the fact is, it’s growing rapidly and it is very exciting to see the market acceptance of the idea.  So keep those regulations coming, Mr. Government.  It’s certainly helpful to what we try to do.

I think one other significant concept that I want to finish with is the balance of the year will continue to, we believe, show records.  I think all of us, the shareholders, are going to be very pleased with how the balance of this year turns out.  And as I look forward for the next two to three years, given the pipeline that we have and the customers we’re beginning to work with now, our future is set.  It’s up to us to continue deliver to the customers.  And I know that if we deliver, the kinds of growth rates that all of us would like to see will materialize.  We will grow much faster than we have even though I’m very proud of 50 percent growth in the last three years or so.  The next (three) years can see significantly more than that as these larger customers begin to impact our P&L.

But I think the reality for us here is that it’s up to us to continue to demonstrate.  Our market reputation as I mentioned is growing.  We are adding interesting partnerships.  We’re in the process of concluding a partnership with one of the largest food brokerage firms in the world.  They have relationships with thousands and thousands of suppliers.  So they’re going to work with us on the food safety initiative, and bring their supplier groups into it.  They have connections with virtually every retailer in the United States.  So the opportunity to jointly market the food safety initiative with them is a large one.  And interestingly, they have become interested and are now looking to work with us for our supplied chain capabilities for vendor managed inventory and store level replenishment, forecasting for their supplier community.

So we believe that there are other relationships like that that are likely to emerge here in the next year or so.  And all of that helps us do is to remain even more capital efficient than we are and will obviously help us to accelerate our growth.

So let me summarize.  Going forward, as you saw from a last quarter perspective, the actual numbers and what has said, our contribution margins for incremental revenue will remain extremely high.  In a way, our balance sheet got better than we expected, faster than we thought.

We’ve always talked about a net debt position consisting of our accounts receivable line, and our CAPEX line, call that about $1.6 million.  So we’ve actually already fallen below that level.  So in the next several years, as we see an acceleration of cash flow that we anticipate, we’d – obviously, we’ll be looking to see how we addressed those things around our capitalization.

So I’m as happy as I can possibly be and somewhere just short of giddy which I guess is an inappropriate thing to say, I can see that from Dave Mossberg’s look but he can’t kick me.  But there’s a great quarter.  We’re feeling really good.  And let’s stop and let a few questions come through.

David Mossberg:

(Shawn), can you open the call for questions?

Operator:

Absolutely.  Thank you.  Ladies and gentlemen, if you have a question at this time, please press star then one on your touch-tone keypad.  If your question has been answered, and you wish to remove yourself from the queue, you may press the pound key.  To ask a question, simply press star, one at this time.

Our first question comes from (George Karutz) with (Karutz Capital).  Please go ahead with your question.

(George Karutz):

Afternoon, Randy and everybody.

David Mossberg:

Hey, (George).

(George Karutz):

I’ve about three questions.  One, revenue was up 16 percent.  Do you see that accelerating over the next year?

Randall Fields:

Yes.

(George Karutz):

OK.  Two, free cash flow for the quarter was (591).  Is it fair to annualize that or thereabouts?

Randall Fields:

Yes.

(George Karutz):

OK.  Your ReposiTrack deal allows you to get $1.2 million a year for the first three years.  Is that correct?

Randall Fields:

Correct.  And we – remember we also have the opportunity to become an equity owner in the business.  So at some point, presuming the business performs as we want and so on and so forth, we would anticipate becoming an equity owner as well.

(George Karutz):

Correct.  So have you had any of that revenue flow in up till now?

Randall Fields:

Yes.  No.  Yes.  And as the business continues to grow, we see lots more additional opportunity even beyond that.  But I can’t talk a lot more on that.

(George Karutz):

No.  But I mean on the deal you have …

Randall Fields:

Yes.

(George Karutz):

… you get 1.2 …

Randall Fields:

Yes.

(George Karutz):

… million a year.  Is that going to be quarterly?  Is that the way it’s going to be paid.

Randall Fields:

Yes.  Yes.  And …

(George Karutz):

And you all have already recognized some of that in the last quarter?

Randall Fields:

Correct.

(George Karutz):

OK.  Now …

Randall Fields:

That …

(George Karutz):

… will you go through that real simple metrics of what can happen in that business if it gets good, how you all will be able to take advantage of that as far as equity interest?

Randall Fields:

Well, there’s really – we have two contractual capabilities there.  The one is that after the term of the first subscription, we have the ability to renegotiate the subscription to a maximum of about 7.5 percent of revenue.  And we would be optimistic that would substantially increase to 1.2 million per year subscription in and of itself.

(George Karutz):

OK.  That’s after three years.

Randall Fields:

Well, I think we’re almost a year into it since probably (inaudible) …

(George Karutz):

Right.  OK.

Randall Fields:

Yes.  And then secondly, you know I can’t give you any of the numbers that we anticipate.  But it – I think it’s fair to say that if the world goes well and ReposiTrack performs as Leavitt Partners and others would hope, if the hope is achieved, then our ownership of that that would then be exercised would be a way larger number than, you know, 1 million or 2 or 3 million a year would be.

(George Karutz):

No, right.  But what percentage would it be?

Randall Fields:

Well, we’re capable of having an option of just under 50 percent …

(George Karutz):

For a $100,000, is that way that is?

Randall Fields:

Correct.  That’s exactly like that.

(George Karutz):

So you – so if everybody goes good, you can be able to own half this business for $100,000?

Randall Fields:

That’s correct.

(George Karutz):

And once you own that half, will you be able to recognize those revenues?  You won’t be on that other deal anymore?

Randall Fields:

That’s correct.

(George Karutz):

And how much do you think it cost you to implement everything in the ReposiTrack food safety over the next year?  I mean the 1.2 million, is there a lot of expenses associated in addition to, you know, what Park City is doing?

Randall Fields:

No.

(George Karutz):

No.  OK.  And then one other – you mentioned, maybe on the last call or the call before, we talked about different verticals.  And you said, “Yes.  We’ll see a new vertical in the near future.”  Is that still coming?  Can you give us any idea of what is – what that is?

Randall Fields:

I’d rather not comment on that at this point.  But there are certainly – there certainly another vertical or two that we’re interested in.

(George Karutz):

OK.  And CVS, have you started rolling that out?

Randall Fields:

Yes.

(George Karutz):

So you are getting …

Randall Fields:

And I’m not going to comment any further on that.

David Mossberg:

(George), can you re-queue?  We have some other guys that want to ask some questions.

Randall Fields:

Yes, that’s …

(George Karutz):

OK.  Well, let me just say one thing before I get …

Operator:

Sorry about that.  Our next question comes from (Joe Feller) with (ATW).

(Joe Feller):

Hello, Randy.  How are you?

Randall Fields:

Hi, there.

(Joe Feller):

All right.  I am really upset because we cannot see the earnings on your webpage at this point.  And I have not gotten it from Charles Schwab or the usual places that I usually have a few minutes to look at it before your conference call.

Randall Fields:

Are you on our email list?

(Joe Feller):

I’ve never thought about being on your email list.  But no, I’m not.

Randall Fields:

So how is that for a motivation?

(Joe Feller):

OK.  Well, I’ll get on there.

Randall Fields:

We’re going to – we’re going to get you, (Joe), if you send an email to me.

(Joe Feller):

OK.

Randall Fields:

We’ll get you on that.  We’ll get you on that list.  How is that?  And I apologize.  The web stuffs usually takes a few minutes because we released right after the calls.  And it takes few minutes to …

(Joe Feller):

Well, usually, you hold your conference call about at 1:30.  And usually, that gives me enough time to look at it.  But by holding your conference call 15 minutes early, I can’t even look at it.

Randall Fields:

I’m sorry.

(Joe Feller):

OK.  But, item number two, since I can’t comment on your current earnings, my only question is, number one, can we – and I hate to take a left wing view on this thing …

Randall Fields:

Yes.

(Joe Feller):

… but can we move – can we move beyond food only looking up and down one step in the marketplace so that we have the ability to understand where our food comes from when we take a bite of it?

Randall Fields:

(Joe), can I ask this?  Let me – let me see.  Let me clarify; make sure I understood the question before I answer it.

(Joe Feller):

Sure.

Randall Fields:

The question I think you’re asking is in the context of the food safety program, will a consumer or someone be able to look down the supply chain.  So for example, if you buy the can of tomato sauce, he would be able to say, “Wait a minute.  The tomatoes that went in this sauce came from Mexico.”  Is that the question you’re asking?

(Joe Feller):

To eliminate, yes.  But really, it came from that farm.

Randall Fields:

The answer is all of that information will be in the system.  It would be available for a member or user of the system.  I would love to see this eventually expanded to what you’d call a business to consumer capability.  So a consumer could click on a – or use a smartphone for the sake of argument, scan it.  And we would be able to tell them all of the points of origin.

I believe that’s technically within our scope.  But we’ve never been consumer facing.  But I think that would be a fabulous addition to what we currently anticipate.

So in other words, I’m not trying to chameleon now about it, we have the technological capability to tell somebody what it is you’re asking.  The question is should that be made available to a consumer or just to the business, the retailer, for example.  So I …

(Joe Feller):

One, I hope it’s to the consumer because a consumer needs to know what sustains his life, I would think.

Randall Fields:

I personally – I’m a compulsive, of course, I’m a compulsive, almost everything.  But I’m certainly a compulsive label reader, and I’m disappointed that the labels frequently do not have everything that we would like.  But under the new regulations, it’s tightening.  So, (Joe), the governing interestingly, not to sound too liberal here, is trying to increase the amount of information available.

Now, one of the things I didn’t mention that looks like a terrific opportunity for ReposiTrack is that we’ve had inquiries and are exploring relationships with foreign governments because they are very worried about their market reputations.  So we’re seeing governmental interest in what we’re doing outside the U.S.  And I believe you’re absolutely right, there is tremendous consumer appeal.  But we’d have to persuade retailers and suppliers that they would like that information in the hands of a consumer.

I can tell you this.  In China, and you don’t have to be a rocket scientist to figure out that we might be talking to the Chinese – in China, in the supplement business, you can scan a bottle, and it will tell you everything about what’s in it.  So the Chinese are already there with smartphones.  Why shouldn’t America be there?

(Joe Feller):

Great point.  My next question is we saw something you issued to an (SEC) but what – didn’t come along with a press release that you guys are hoping – you’re in a test basis with one of the biggest corporations in the world on a scan based trading, on just simple scan-based trading.

Randall Fields:

I can’t say anything.  I think it’s – I can’t say anymore than that 8-K says.  But I think it’s fair to say that we have been asked by a large retailing organization to do some stuff with them.  And I need to keep it as ambiguous as I can at this stage.

(Joe Feller):

Thank you.

Randall Fields:

You will hear more about it.

(Joe Feller):

OK.  Thank you.

Randall Fields:

You bet.  Thanks for the – thanks for the question.

Operator:

Again, ladies and gentlemen, if you have a question, please press star then one on your touch-tone keypad.

I’m showing no other questions in the queue at this time.

Randall Fields:

OK.  Well, thank you guys.  Appreciate it.  We have lots of hard works to do.  I couldn’t be any more proud of the team.  We’re executing better and better and better.  Not what we want yet, but we’re definitely getting better on the execution side.  And I suspect that all of you will be – will be proud of our accomplishments here over the next year or two.

So thanks so much for tuning in.  And talk to you in a quarter.  Thank you.

Operator:

Thank you.  Ladies and gentlemen, thank you for your participation in today’s conference.  This does conclude the conference.  You may now disconnect.  Good day.

END